STOCK PURCHASE AGREEMENT

                                  dated as of

                                 July 23, 2003

                                     among

                           HEWLETT-PACKARD COMPANY,

                               HPQ HOLDINGS, LLC

                                      and

                                WORLDCOM, INC.


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                           STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT ("Agreement"), dated as of July 23, 2003, is made and entered into by and among WorldCom, Inc., a Georgia corporation ("MCI"), Hewlett-Packard Company, a Delaware corporation ("HPQ"), and HPQ Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of HPQ ("Holdings", and, collectively with HPQ, the "HP Entities").

                                R E C I T A L S

         WHEREAS, Holdings owns 50,000 shares (the "Shares") of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), of Digex, Incorporated, a Delaware corporation (the "Company"); and

         WHEREAS, MCI desires to purchase, and the HP Entities desire to sell to MCI, the Shares upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         The following terms, as used herein, have the following meanings:

         "Acquisition" means the acquisition by MCI or, as applicable, one of its Affiliates, of a sufficient number of the outstanding shares of the Class A Common Stock, par value $.01 per share, of the Company, by tender offer (or otherwise), which when added to the shares of Class A Common Stock into which the shares of Class B Common Stock, par value $0.01 per share of the Company currently owned by MCI and its Affiliates, and the shares of Class A Common Stock into which the Preferred Stock is convertible at such time would permit the holder of such shares to cause a "short form" merger of the Company into such holder under Section 253 of the Delaware General Corporation Law.

         "Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

         "Agreement" has the meaning ascribed thereto in the preamble hereto.

         "Bankruptcy Code" means Title 11 of the United States Code, entitled "Bankruptcy" (as now and hereafter in effect, or any successor statute, and applicable federal rules of bankruptcy procedure thereunder).

         "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or such other court having jurisdiction over the cases, jointly administered as Case No. 02-13533 (AJG), of MCI and its affiliated debtors pending under chapter 11 of the Bankruptcy Code.

         "Business Day" means any day other than a Saturday, Sunday, or other day on which banking institutions in New York, New York shall be permitted or required by Law or executive order to be closed.

         "Closing Date" means the date of consummation of the Acquisition.

         "Closing" means the closing of the transactions contemplated by this Agreement, to take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 9:00 a.m. local time on the Closing Date, at which the parties will take the actions and deliver the documents and instruments required to be delivered by them pursuant to the terms of this Agreement.

         "Commercially reasonable efforts" means, for purposes hereof for any Person, efforts that are reasonable within the context of the events and/or circumstances in respect of which such efforts are required and that do not give rise to, or could not reasonably be expected to give rise to, for such Person a material detriment, whether financial, operational or otherwise.

         "Control" means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

         "Company" has the meaning ascribed thereto in the recitals hereto.

         "Governmental Authority" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

         "Holdings" has the meaning ascribed thereto in the preamble hereto.

         "HP Entities" has the meaning ascribed thereto in the preamble hereto.

         "HPQ" has the meaning ascribed thereto in the preamble hereto.

         "Infrastructure Commitments" has the meaning ascribed thereto in
Section 2.3.

         "Law" means all laws, statutes, ordinances, regulations, orders, writs, rulings, judgments, directives, injunctions and decrees of any executive office, legislature, court, governmental agency, commission, or administrative, regulatory or self-regulatory authority or instrumentality, domestic or foreign.

         "Lien" means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sales contract, title retention contract, or other contract to give any of the foregoing.

         "MCI" has the meaning ascribed thereto in the preamble hereto.

         "Non-Disclosure Agreement" means that certain Non-Disclosure Agreement, dated as of April 11, 2003, by and between HPQ and MCI.

         "Organizational Documents" means, as applicable, certificates of incorporation, articles of incorporation, bylaws and other formation or governing documents.

         "Payee's Account" means an account of Holdings or HPQ designated by HPQ to MCI in writing at least five Business Days prior to the Closing Date.

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

         "Preferred Stock" has the meaning ascribed thereto in the recitals hereto.

         "Purchase Price" means $11,000,000 plus interest at a rate of 7.5% per year, compounded annually, measured from December 1, 2003.

         "Shares" has the meaning ascribed thereto in the recitals hereto.

         All references in this Agreement to an "Article", "Section", "Exhibit" or "Schedule" are to an Article, Section, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context requires otherwise, the words "this Agreement", "hereof", "hereunder", "herein", "hereby" or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. The words "include", "includes" and "including" shall mean "include, without limitation,", "includes, without limitation," and "including, without limitation,", respectively. All references herein to "dollars" or "$" refer to currency of the United States of America.

                                  ARTICLE II

                                   PURCHASE

         Section 2.1 Sale and Purchase of the Shares. Subject to the terms and conditions hereof, and in reliance upon the mutual representations, warranties and covenants set forth in this Agreement, Holdings agrees to sell, assign, transfer, convey, and deliver at the Closing to MCI (or, at MCI's direction, to its designated Affiliate), free and clear of any Liens, duly endorsed for transfer or accompanied by duly signed stock powers, and MCI agrees to purchase, acquire and accept delivery from Holdings, the Shares.

         Section 2.2 Payment of Purchase Price. At Closing, MCI shall pay to Holdings the Purchase Price by wire transfer of immediately available funds to the Payee's Account.

         Section 2.3 Additional Rights Provided by MCI. MCI also agrees, for a period of at least two years from the Closing Date, to use, and to cause its applicable Affiliates to use, commercially reasonable efforts beginning on the date hereof:

              2.3.1 to create pre-defined bundles of managed hosting and managed service offerings that incorporate HPQ computer servers and other HPQ computer memory storage products as part of a standard product offering in instances where computer hardware is being offered;

              2.3.2 to develop and support at least one HPQ-sourced infrastructure configuration for the SAP-hosted applications contemplated by MCI to be marketed by MCI in conjunction with a prominent business systems integrator; and

              2.3.3 to meet periodically with representatives of HPQ to discuss industry service requirements in connection with managed hosting and managed service offerings and to evaluate, in good faith, appropriate HPQ products and services relevant to such offerings.

Notwithstanding the foregoing commitments (collectively, the "Infrastructure Commitments") of this Section 2.3, MCI's obligations thereunder are subject to the following conditions: (i) MCI and its Affiliates retain the right to offer alternatives to HPQ computer servers and other computer memory storage products if requested by any customer or indicated by any customer's infrastructure configuration and (ii) HPQ and its applicable Affiliates shall offer their products and services to MCI and its applicable Affiliates on terms and conditions (including, without limitation, pricing, lease financing and discounts) no less favorable to MCI and its applicable Affiliates than such terms and conditions offered by HPQ and its Affiliates to customers of similar size and purchasing requirements.

         Section 2.4 HPQ Undertakings. In respect of MCI's obligations regarding the Infrastructure Commitments (and so long as such obligations remain extant), HPQ agrees to use, and to cause its applicable Affiliates to use, commercially reasonable efforts:

              2.4.1 to include both MCI and MCI's Affiliates in HPQ's "Service Provider Partnering Program" and any replacement or successor program thereto, in each case subject to MCI maintaining the minimum requirements for inclusion therein;

              2.4.2 to provide MCI and its Affiliates with support and training as may be necessary for MCI to meet its obligations under the Infrastructure Commitments to HPQ and its Affiliates; and

              2.4.3 to accommodate the business models of MCI and its Affiliates wherein MCI and its Affiliates do not purchase or own HPQ equipment, services, software or applications used by their customers.

         Section 2.5 Confidential Information. None the parties shall be required to disclose confidential information to any other party without an effective confidentiality agreement between the respective parties which is acceptable to the disclosing party.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

         Section 3.1 HPQ Representation and Warranties. The HP Entities hereby represent and warrant to MCI as follows:

              3.1.1 Title. Holdings has good and marketable title to the Shares, free and clear of any and all Liens. Neither HPQ nor Holdings has entered into or created any outstanding subscriptions, options or rights of any kind issued, granted by or binding upon HPQ or Holdings or any of their respective Affiliates to purchase or otherwise acquire the Shares or any portion thereof.

              3.1.2 Authorization. Each of HPQ and Holdings have all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement. The execution and delivery of this Agreement by each of HPQ and Holdings and the performance by HPQ and Holdings of its respective obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of each of HPQ and Holdings. This Agreement has been duly and validly executed and delivered by each of HPQ and Holdings and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

              3.1.3 No Conflicts or Violations. Neither the execution and delivery of this Agreement by HPQ or Holdings nor the performance by HPQ or Holdings of its obligations hereunder will conflict with, constitute a default under (with or without notice or lapse of time, or both), violate or require any consent under:

                   (a) any of the terms, conditions or provisions of the Organizational Documents of HPQ or Holdings;

                   (b) any of the terms, conditions or provisions of any document, agreement or other instrument to which HPQ or Holdings is a party or by which it is bound; or

                   (c) any term or provision of any Law applicable to HPQ or Holdings in a manner which would prevent or prohibit the consummation of the transactions contemplated hereby.

              3.1.4 Litigation. There are no actions, suits, claims, arbitration proceedings or governmental investigations or inquiries that are pending or, to the knowledge of HPQ or Holdings, threatened, against HPQ or Holdings, or their respective officers, directors, employees or assets that could reasonably be expected to prevent or prohibit the consummation of the transactions contemplated by this Agreement.

              3.1.5 Finder's Fee. Neither of the HP Entities has done anything to cause MCI (or any of its Affiliates) to incur any liability to any Person for any brokerage or finder's fee or agent's commission, or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the HP Entities, and the HP Entities shall be solely responsible for any such fees and expenses attributable to the HP Entities.

         Section 3.2 MCI Representations and Warranties. MCI hereby represents and warrants to the HP Entities as follows:

              3.2.1 Authorization. Subject to the approval specified in
Schedule 3.2.2, (i) MCI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, (ii) the execution and delivery of this Agreement by MCI and the performance by MCI of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of MCI and
(iii) this Agreement has been duly and validly executed and delivered by MCI and constitutes a legal, valid and binding obligation of MCI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

              3.2.2 No Conflicts or Violations. Neither the execution and delivery of this Agreement by MCI nor the performance by MCI of its obligations hereunder will conflict with, constitute a default under (with or without notice or lapse of time, or both), violate or require any consent under:

                   (a) any of the terms, conditions or provisions of the Organizational Documents of MCI;

                   (b) any of the terms, conditions or provisions of any document, agreement or other instrument to which MCI is a party or by which it is bound; or

                   (c) any term or provision of any Law applicable to MCI in a manner which would prevent or prohibit the consummation of the transactions contemplated hereby.

MCI acknowledges that the Shares are stamped with a legend concerning restrictions on transfer thereof in violation of the Act and that the Shares have not been registered under the Act.

              3.2.3 Litigation. There are no actions, suits, claims, arbitration proceedings or governmental investigations or inquiries that are pending or, to the knowledge of MCI, threatened, against MCI, or its officers, directors, employees or assets that could reasonably be expected to prevent or prohibit the consummation of the transactions contemplated by this Agreement.

              3.2.4 Finder's Fee. MCI has not done anything to cause the HP Entities (or any of their respective Affiliates) to incur any liability to any Person for any brokerage or finder's fee or agent's commission, or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MCI, and MCI shall be solely responsible for any such fees and expenses attributable to MCI.

                                  ARTICLE IV

                           COVENANTS OF HP ENTITIES

         Each of the HP Entities covenants and agrees with MCI that, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VII hereof (except where such other time period is specifically provided in the terms hereof), it will comply with all covenants and provisions of this Article IV required to be performed by it, except to the extent (i) MCI may otherwise consent in writing (which consent may be withheld in the sole and absolute discretion of MCI), (ii) otherwise required by applicable Law, or (iii) otherwise required or permitted by this Agreement.

         Section 4.1 No Disposition of the Shares. Except as specifically permitted under Section 8.5 hereof, Holdings will not, and will not permit any of its Affiliates owning any portion of the Shares to, sell, assign, transfer, convey, deliver or dispose of, or agree to sell, assign, convey, transfer, deliver or dispose of, the Shares to any Person other than pursuant to this Agreement, and shall not, and shall not permit any of its Affiliates owning any portion of the Shares to, issue or grant to any Person (other than pursuant hereto) any option or right to purchase the Shares or any portion thereof, or enter into any agreement, commitment or understanding to, or with respect to, any of the foregoing. The HP Entities also agree that, between the date of this Agreement through (and including) the earlier of (i) the Closing Date and (ii) the termination of this Agreement under the terms of Article VII hereof, neither of the HP Entities nor any of their respective Affiliates, officers, directors, representatives or agents will solicit any offers from any Person relating to any acquisition or purchase of all or any portion of the Shares.

         Section 4.2 All Reasonable Efforts; Cooperation. Subject to the terms and conditions of this Agreement, each of the HP Entities agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including, without limitation, receipt of all applicable regulatory approvals). Each of the HP Entities agrees to cooperate in good faith and deal fairly with MCI and its Affiliates when interpreting their respective obligations hereunder.

         Section 4.3 Regulatory Approvals. Each of the HP Entities will, and will cause, as applicable, its respective Affiliates to, (i) provide such information and communications to such Governmental Authorities as such authorities may reasonably request and (ii) reasonably cooperate with MCI in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of Governmental Authorities required of MCI to consummate the transactions contemplated hereby.

         Section 4.4 Notices of Certain Events. Each of HPQ and Holdings shall, and shall cause their respective Affiliates to, promptly notify MCI of:
(i) any notice or other communication from any Person received by it alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority received by it in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings that, to its actual knowledge, have commenced or are threatened against, relating to, or involving or otherwise affecting MCI that relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE V

                               COVENANTS OF MCI

         MCI covenants and agrees with the HP Entities that, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VII hereof (except where such other time period is specifically provided in the terms hereof), it will comply with all covenants and provisions of this Article V required to be performed by it except to the extent (i) the HP Entities may otherwise consent in writing (which consent may be withheld in the sole and absolute discretion of the HP Entities), (ii) otherwise required by applicable Law, or (iii) otherwise required or permitted by this Agreement.

         Section 5.1 All Reasonable Efforts; Cooperation. Subject to the terms and conditions of this Agreement, MCI agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including, without limitation, receipt of all applicable regulatory approvals). MCI agrees to cooperate in good faith and deal fairly with the HP Entities and their respective Affiliates when interpreting its obligations hereunder.

         Section 5.2 Regulatory Approvals. MCI will, and will cause, as applicable, its Affiliates to, (i) provide such information and communications to such Governmental Authorities as such authorities may reasonably request and (ii) reasonably cooperate with the HP Entities in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of Governmental Authorities required of the HP Entities to consummate the transactions contemplated hereby.

         Section 5.3 Notices of Certain Events. MCI shall, and shall cause its Affiliates to, promptly notify the HP Entities of: (i) any notice or other communication from any Person received by it alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority received by it in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings that, to its actual knowledge, have or are threatened against, relating to, or involving or otherwise affecting the HP Entities that relate to the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VI

                      CLOSING; CONDITIONS TO OBLIGATIONS

         Section 6.1 Conditions to Obligations of the HP Entities. The obligations of the HP Entities and of their respective Affiliates hereunder are subject to the fulfillment, at or concurrent with the Closing, of each of the following conditions (all or any of which, except for the condition requiring the approval described in Schedule 3.2.2 to have been obtained and be in full force and effect, may be waived in whole or in part by HPQ):

              6.1.1 Representations and Warranties. The representations and warranties made by MCI in this Agreement shall be true, complete and correct in all material respects as of the Closing.

              6.1.2 No Injunction or Proceeding. There shall not be in effect on and as of the Closing Date any writ, judgment, injunction, decree or similar order of any court or governmental or regulatory authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement, and there shall not be pending on and as of the Closing Date any claim, action, suit or other proceeding brought by any governmental or regulatory authority to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

              6.1.3 Approvals and Consents. All approvals, authorizations and clearances of any Governmental Authority (including, without limitation, the consent and approval described in Schedule 3.2.2) and any third parties necessary for the consummation of the transactions contemplated hereby and the performance of the obligations of MCI hereunder shall have been obtained and shall be in full force and effect.

         Section 6.2 Conditions to Obligations of MCI. The obligations of MCI hereunder are subject to the fulfillment, at or concurrent with the Closing, of each of the following conditions (all or any of which, except for the condition requiring the approval described in Schedule 3.2.2 to have been obtained and be in full force and effect, may be waived in whole or in part by
MCI):

              6.2.1 Representations and Warranties. The representations and warranties made by the HP Entities in this Agreement shall be true, complete and correct in all material respects as of the Closing.

              6.2.2 No Injunction or Proceeding. There shall not be in effect on and as of the Closing Date any writ, judgment, injunction, decree or similar order of any court or governmental or regulatory authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement, and there shall not be pending on and as of the Closing Date any claim, action, suit or other proceeding brought by any governmental or regulatory authority to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

              6.2.3 Approvals and Consents. All approvals, authorizations and clearances of any Governmental Authority (including, without limitation, the consent and approval described in Schedule 3.2.2) and any third parties necessary for the consummation of the transactions contemplated hereby and the performance of the obligations of each of the HP Entities hereunder shall have been obtained and shall be in full force and effect.

              6.2.4 Delivery of Shares and Documents. The share certificates representing the Shares shall have been delivered to MCI (or its designated Affiliate) duly endorsed for transfer or accompanied by duly signed stock powers.

              6.2.5 Consummation of the Acquisition. MCI shall have successfully consummated the Acquisition.

                                  ARTICLE VII

                                  TERMINATION

         Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

              7.1.1 at any time before the Closing by mutual written agreement of HPQ and MCI;

              7.1.2 by the HP Entities or MCI at any time after December 31, 2003 if the transactions contemplated by Section 2.1 and Section 2.2 of this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by the party electing to terminate pursuant to this Section 7.1.2; or

              7.1.3 by the HP Entities or MCI at any time before the Closing in the event there exists a final and non-appealable injunction or other court order prohibiting the consummation of the transactions contemplated by Section
2.1 of this Agreement.

         Section 7.2 No Termination if in Breach. The HP Entities may not terminate this Agreement pursuant to Section 7.1.2 hereof due to a breach by MCI of any representation or warranty provided in Section 3.2 or of any of its covenants or agreements set forth herein, if either of them is, at the time of such attempted termination, in material breach of any of its representations, warranties, covenants, or agreements under this Agreement. MCI may not terminate this Agreement pursuant to Section 7.1.2 hereof due to a breach by the HP Entities of any representation or warranty provided in Section 3.1 or of any of its covenants or agreements set forth herein, if MCI is, at the time of such attempted termination, in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

         Section 7.3 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1 hereof, and abandonment of the transactions contemplated under Sections 2.1 and 2.2 hereof, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by any of the parties hereto and all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Governmental Authority or Person to which they were made. Such termination shall not affect the rights of the parties hereto with respect to breaches of any agreement, covenant, representation or warranty contained in this Agreement.

                                 ARTICLE VIII

                                 MISCELLANEOUS

         Section 8.1 Confidentiality. This Agreement shall be subject to terms of the Non-Disclosure Agreement.

         Section 8.2 Notices. Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by facsimile or other similar facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

              8.2.1    if to HPQ or Holdings:

                       Hewlett-Packard Company
                       3000Hanover St.
                       Palo Alto, CA 94304
                       Attn:  Vice President, Strategy and Corporate Development

                  with a copy to:

                       3000 Hanover St.
                       Palo Alto, CA 94304
                       Attn:  Deputy General Counsel

                  and with a copy to (which shall not constitute notice):

                       Wilson, Sonsini Goodrich & Rosati
                       650 Page Mill Road
                       Palo Alto, CA 94304
                       Attn:  Richard S. Arnold, Jr., Esq.

              8.2.2    if to MCI:

                       WorldCom, Inc.
                       Attn: Jonathan Crane
                       22001 Loudon County Parkway
                       Ashburn, VA 20147
                       Facsimile No.: 703-116-0114

                       and

                       WorldCom, Inc.
                       Attn: Roland J. Behm
                       1133 19th St., N.W.
                       Washington, D.C. 20036
                       Facsimile No.: 202-736-6309

                  with a copy to (which shall not constitute notice):

                       Steven D. Rubin
                       c/o Weil, Gotshal & Manges LLP
                       700 Louisiana, Suite 1600
                       Houston, TX 77002
                       Facsimile No.:  713-224-9511

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 8.2 will (A) if delivered personally or by overnight express, be deemed given upon delivery;
(B) if delivered by facsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice to all parties specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

         Section 8.3 Entire Agreement. This Agreement, and the Schedules and the Non-Disclosure Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

         Section 8.4 Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

         Section 8.5 Binding Effect; No Assignment. This Agreement is binding upon and will inure to the benefit of the parties hereto and each of their respective successors and permitted assigns. No party hereto may assign, delegate or otherwise transfer, all or any part of its obligations hereunder without the prior written consent of each of the other parties hereto (and any attempt to do so will be void); provided, however, that any party may assign its rights and obligations hereunder to any Affiliate of such party provided that the original party shall remain liable for all of its obligations hereunder notwithstanding such assignment. Holdings may assign its rights and obligations, and/or transfer the Shares, to HPQ provided that HPQ assumes the obligations of Holdings hereunder.

         Section 8.6 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that the other parties hereto will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, in addition to any other remedy to which any party hereto may be entitled, at Law or in equity.

         Section 8.7 Further Assurances. The HP Entities and MCI agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will, execute and/or deliver such documents and instruments as any other party hereto may reasonably request containing terms and conditions mutually satisfactory to such parties to further effectuate the terms hereof.

         Section 8.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or non-fulfillment on a future occasion. All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.

         Section 8.9 Agreement of the Parties' Benefit. The terms and provisions of this Agreement are intended solely for the benefit of the HP Entities and MCI and their respective successors and permitted assigns, and no Person other than the parties hereto or the foregoing-described Persons is entitled to rely on any representation, warranty or covenant contained herein.

         Section 8.10 Governing Law. This Agreement, including, without limitation, the interpretation, construction, validity and enforceability thereof, shall be governed by the Bankruptcy Code and, to the extent not inconsistent therewith, the internal Laws of the State of New York, including
Section 5-1401 of the General Obligations Law of the State of New York, without regard to the principles of conflict of Laws thereof.

         Section 8.11 Submission to Jurisdiction; Service of Process.

              8.11.1 Any legal action or proceeding with respect to this Agreement or any document related thereto shall be brought solely in the Bankruptcy Court, and, by execution and delivery of this Agreement, each party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

              8.11.2 Each party hereto irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, respectively, at its address provided herein.

              8.11.3 Nothing contained in this Section 8.11 shall affect the right of any party hereto to serve process in any other manner permitted by Law.

         Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 8.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, (a) such term or other provision shall be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable term or other provision had never comprised a part hereof; and
(c) the remaining terms and provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable term or other provision or by its severance from this Agreement.

         Section 8.14 Public Announcements. Each party agrees that it shall not issue any press release or other public announcement concerning this Agreement or the transactions contemplated hereby without providing prior notice of the specific subject matter thereof to the other party hereto and giving the other party hereto the opportunity to comment thereon.

         Section 8.15 Headings. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof, and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.16 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. This Agreement and

         Section 8.17 Transfer Taxes. MCI shall be liable for and shall pay, and shall indemnify and hold harmless HPQ and its Affiliates against, all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any taxing authority or Governmental Authority by reason of the transfer of the Shares pursuant to this Agreement (other than taxes measured by or with respect to income or gains of HPQ or its Affiliates). Each of the HP Entities and MCI agree to use commercially reasonable efforts to minimize any such fees or charges that may applicable. Each of the HP Entities and MCI, as may be applicable, hereby agree to file all necessary documents (including, but not limited to, all tax returns) with respect to all such amounts in a timely manner.

         Section 8.18 Survival of Representations and Warranties. The representations and warranties of each of the HP Entities and MCI shall survive the Closing.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.

                            HEWLETT-PACKARD COMPANY



                            By:  /s/ Shane Robison
                               -----------------------------------------------

                                 Name:  Shane Robison
                                      ----------------------------------------

                                 Title:  CTO
                                       ---------------------------------------



                            HPQ HOLDINGS, LLC



                            By:  /s/ Shane Robison
                               -----------------------------------------------

                                 Name:  Shane Robison
                                      ----------------------------------------

                                 Title:  CTO
                                       ---------------------------------------



                            WORLDCOM, INC.


                            By:  /s/ Paul M. Eskildsen
                               -----------------------------------------------

                                 Name:  Paul M. Eskildsen
                                      ----------------------------------------

                                 Title:  Acting General Counsel and VP
                                       ---------------------------------------

                                                                Schedule 3.2.2

MCI and its applicable Affiliates will need to obtain the consent and approval of the Bankruptcy Court necessary to authorize MCI to enter into, undertake and consummate the transactions contemplated by the Agreement, including the Acquisition.